Exhibit (a)(5)(xiv)

THIS DOCUMENT AND THE ACCOMPANYING CASHLESS EXERCISE FORM ARE IMPORTANT AND REQUIRE YOUR IMMEDIATE ATTENTION.   If you are in any doubt about the contents of this document or what action you should take, you should consult an independent professional adviser duly authorised under the Financial Services and Markets Act 2000 if you are in the United Kingdom, or otherwise from an appropriately authorised independent financial adviser.

Merant Trustees Limited

PO Box 621

Le Gallais Chambers

54 Bath Street

St Helier

Jersey JE4 8YD

Channel Islands

31 March 2004

To the holders of Options under the 2003 Merant Share Incentive Plan (the “Plan”).

Dear Optionholder

Recommended Cash and Share Offer for Merant plc by SERENA Software, Inc (the “Offer”)

1                                                                                          Introduction

On 3 March 2004, the Board of Merant plc (“Merant”) announced that it and the board of SERENA Software, Inc (“SERENA”) had reached agreement on the terms of a recommended cash and share offer for the entire issued and to be issued share capital of Merant.

You should already have received a copy of the Offer Document describing the Offer in more detail, unless you are in Australia, Canada or Japan. The Offer is not being made into Australia, Canada or Japan.  As a result, you cannot accept the Offer from Australia, Canada or Japan.

We are writing to you, in our capacity as the trustee of the Merant Employee Benefit Trust 2003, to explain the proposal we are making to you in respect of the options we have granted to you under the Plan (the “Options”) in the context of the Offer.

2                                                                                          Terms of the Offer

In summary, the Offer is made on the following basis:

for every 1 Merant Share                                                                                                     136.5 pence in cash and 0.04966 of a new SERENA share

(For your information, under the Offer SERENA is offering a mix and match election under which Merant securityholders who validly accept the Offer may request to vary the proportions in which they receive SERENA Shares and cash in respect of their Merant Shares.  The maximum number of SERENA Shares to be issued in the Offer and the maximum amount of cash to be paid under the Offer will not be varied as a result of the mix and match election.  Accordingly, a Merant securityholder’s mix and match election will be satisfied only to the extent that other Merant securityholders make opposite elections.  A Merant shareholder who successfully elects all cash would receive 195 pence in cash for every 1 Merant Share.  A Merant shareholder who successfully elects to receive all SERENA shares would receive 0.16553 of a new SERENA share for every 1 Merant Share.)

The Offer is based on a valuation of each Merant Share at 195 pence.  This is based on an exchange rate of US$1.8488 : £1.00 which is calculated as the average of the US dollar / pound sterling exchange rate derived from the noon buying rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York for the five trading days ended 3 March 2004 and the price per SERENA share of US$21.78 which is calculated as the average of the closing price of one SERENA share as reported on Nasdaq for the twenty United States trading days ended 1 March 2004.

3                                                                                          Effect of the Offer on your Options

If the Offer succeeds, so that SERENA obtains control of Merant, then the Trustee may substitute equivalent options over SERENA Shares or provide substantially similar consideration to optionholders as was provided to Merant shareholders (after taking into account the existing provisions of the Options). If the Trustee does not substitute options, your Options accelerate and become exercisable in full on such conditions and during such period or at such time as the Trustee shall determine prior to the change of control.

Any Options not so replaced or exercised during the period determined by the Trustee for exercise shall lapse and cease to be exercisable at the end of such period.

In addition your Option Certificate may specify that your Option accelerates and becomes exercisable as to a specified percentage upon a change of control.

The Trustee has decided that, if the Offer from SERENA succeeds, the Trustee will not substitute equivalent options over SERENA shares.  Therefore, your Options will accelerate and vest in full upon the Offer being declared unconditional in all respects for the period determined by the Trustees.

The Trustee has decided that it will allow you to exercise your Option(s) now conditionally upon the Offer succeeding and on a cashless exercise basis (in accordance with the terms of your Option Certificate).

4                                                                                          Cashless Exercise of Option

If you use the Cashless Exercise Form to exercise your Option(s), you need not provide a cheque in respect of the Option exercise price payable.  Instead, the amount you receive from the Trustee will be reduced by the amount of the total exercise price payable to exercise your Option(s).

The Trustee is using its power under the Rules of the Plan to provide you with substantially similar consideration as was provided to Merant shareholders (after taking into account the existing provisions of the Options).  So if you exercise on the basis set out in this letter, it will pay you a cash amount (“the Cash Payment”). The amount of the Cash Payment will be equal to what you would have received if you had exercised the relevant Option, acquired Merant Shares and accepted the Offer, successfully electing for the maximum cash consideration under the mix and match arrangements made available by SERENA under the Offer.

So the Cash Payment per Merant Share will be as follows:

Date of Grant	Exercise Price	Cash Payment

31 July 2003	155 pence	40 pence
19 August 2003	176 pence	19 pence
10 September 2003	176 pence	19 pence
2 October 2003	142 pence	53 pence
8 October 2003	146 pence	49 pence
22 October 2003	154 pence	41 pence

The Cash Payment will be made in Pounds Sterling, but you may choose to be paid in United States Dollars, Australian Dollars, Euros or Canadian Dollars instead (by completing section 2 of the Cashless Exercise Form appropriately).  If you choose any of these alternatives, the exchange rate which will be used for converting the Pounds Sterling into United States Dollars, Australian Dollars, Euros or Canadian Dollars will be Merant’s Intercompany Exchange Rate (which is derived from the Financial Times for the last day of a month and applies for the whole of the succeeding month).

If the Offer does not succeed, then the exercise of your Option(s) will not be effective and your Options will continue in full force and effect, subject to their existing terms and conditions.

Exercise of your Options on the basis described above may have tax, social security and Medicare consequences for you.  The Trustee is not qualified to advise you of those consequences.  If you are in any doubt as to your tax position you should consult your own appropriately qualified independent adviser immediately.

In order to operate the correct tax, social security and Medicare deductions, the Cash Payment will be made via the payroll of your employer within the Merant group of companies.  The deductions which will be made from the Cash Payment will not include any “voluntary” deductions (eg for the 401(k) pension plan).

5                                                                                          What happens if you do nothing

If you do nothing, your Options will continue in effect. However, if the Offer succeeds (i.e. becomes or is declared unconditional in all respects) then the provisions described above will apply so that you will be able to exercise your Options in full for a limited period of time and receive the Cash Payment.   The Trustee has decided that the limited exercise period will be whichever ends earlier of (a) the six month period commencing when the Offer is declared unconditional in all respects and (b) the one month period commencing when SERENA serves a compulsory acquisition notice under sections 428 to 430F of the Companies Act 1985.

6                                                                                          Action

If you decide to exercise your Options now conditionally on the Offer succeeding you should:

•                  complete the attached Cashless Exercise Form; and

•                  send it (together with your Option Certificate(s), if you can locate them) as soon as possible and, in any event, to be received no later than 3.00 p.m. (London time) on 15 April 2004 to Liz MacKay at Merant Share Services, The Lawn, 22-30 Old Bath Road, Newbury, Berkshire RG14 1QN by mail or by fax (Fax Number (44) (0) 1635 277730).  If you send the form by fax, please also mail the hard copy to Liz MacKay.

If you do not want to exercise your Options now, you need not do anything.

7                                                                                          Settlement

The Cash Payment due to you (less any tax, social security and Medicare payments which are required to be deducted) will be paid to you via your employer’s payroll on the next practicable payroll date after the Trustee sends the cash due to your employer.  This will be a short while after the Trustee receives the consideration payable to it under the terms of the Offer.  It is anticipated that the Trustee will receive that consideration within 14 days after the Offer becomes or is declared unconditional in all respects.

If the Offer does not become or is not declared unconditional in all respects, then your Cashless Exercise Form will have no effect.

If you are in any doubt about how to fill in the Cashless Exercise Form, please contact Mike Evans of Merant Trustees Limited on (44) (0) 1534 501735 or Liz MacKay of Merant Share Services on (44) (0) 1635 277703.

In the event of a conflict between this letter and the rules of the Plan or any relevant legislation, the rules or the legislation will prevail.

Yours faithfully

Paul Huddlestone
Director
Merant Trustees Limited
as Trustee for the Merant Employee Benefit Trust 2003

THIS CASHLESS EXERCISE FORM IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the contents of this document or what action you should take, you should consult an independent financial adviser.

Recommended Cash and Share Offer for Merant PLC by SERENA Software, Inc (the “Offer”)

CASHLESS EXERCISE FORM

Instructions for completing this form:

•                  This form should be read together with the accompanying letter dated 31 March, 2004.  Words and expressions defined in that letter have the same meanings in this form.

•                  You should use this form if you want to exercise your Options conditionally on the Offer succeeding on the basis described in the accompanying letter.

•                  Please indicate the currency in which you wish to be paid by completing section 2 appropriately.  If you do not indicate anything in Section 2 you will be paid in Pounds Sterling.

•                  If you are a personal representative of an Optionholder who has died or you have any queries you should contact Mike Evans of Merant Trustees Limited on (44) (0) 1534 501735 or Liz MacKay of Merant Share Services on (44) (0) 1635 277703.

Return of this form:

You should return the completed Cashless Exercise Form (and, if you can locate them, all relevant Option Certificate(s)) to Liz MacKay at Merant Share Services, The Lawn, 22-30 Old Bath Road, Newbury, Berkshire RG14 1QN by mail or by fax (Fax Number (44) (0) 1635 277730) as soon as possible but, in any event, to be received no later than 3.00 p.m. (London time) on 15 April 2004. If you send the form by fax, please also mail the hard copy to Liz MacKay.

THE 2003 MERANT SHARE INCENTIVE PLAN

Cashless Exercise Form

To:                              Merant Trustees Limited

PO Box 621

Le Gallais Chambers

54 Bath Street

St Helier

Jersey

JE4 8YD

Channel Islands

1                                                                                          Your details

(Please insert the following details in BLOCK CAPITALS)

Name

Daytime telephone number

Normal place of work

2                                                                                          Currency

I wish to be paid in Pounds Sterling/United States Dollars/Australian Dollars/Euros/ Canadian Dollars *.

3                                                                                          Option Certificate(s)

If I have not enclosed all or any of my Option Certificate(s), this is because I have lost them.  If I subsequently find them I agree that I will immediately destroy them. I hereby, for myself, my heirs, executors or administrators, indemnify the Trustee against any and all claims and demands, losses, expenses and costs that may be made against or suffered by it in relation to the lost Option Certificate(s).

4                                                                                          Execution

I hereby exercise my Option(s) under the Plan conditionally upon the Offer succeeding using the cashless exercise facility and otherwise as described in the letter accompanying this Cashless Exercise Form and the Terms & Conditions overleaf.

Signature:

Name (print):

Date:	2004

*              Please delete whichever is NOT appropriate

Terms & Conditions

My exercise of the Option(s) granted to me under the Plan using this Cashless Exercise Form is subject to the following terms and conditions:

1                                                                                          This form shall be of no effect unless it is duly completed in all respects and is received by Liz MacKay at Merant Share Services, The Lawn, 22-30 Old Bath Road, Newbury, Berkshire RG14 1QN no later than 3.00 p.m. (London time) on 15 April 2004.

2                                                                                          By signing this form, I exercise the Option(s) granted to me under the Plan conditionally upon the Offer succeeding using the cashless exercise facility and otherwise as described in the letter accompanying this Cashless Exercise Form.

3                                                                                          I warrant that I am entitled to the relevant Option(s).

4                                                                                          I authorise the Cash Payment due to me to be paid to me through the payroll operated by my employer within the Merant group of companies.

5                                                                                          I authorise the Trustee or my employer within the Merant group of companies to deduct from any Cash Payment to be made to me any taxes, social security contributions or other costs or levies payable in connection with the Cash Payment and to account to the relevant revenue authority for the amounts due.

6                                                                                          If I have indicated in Section 2 of the Cashless Exercise Form that I wish to be paid in United States Dollars, Australian Dollars, Euros or Canadian Dollars, I authorise the Trustee or my employer within the Merant group of companies to convert the Pound Sterling amount to which I am entitled into United States Dollars, Australian Dollars, Euros or Canadian Dollars as appropriate at the applicable Merant Intercompany Exchange Rate on the date of conversion (which need not be the day when my employer within the Merant group of companies receives the money or the day when it pays it to me).

7                                                                                          I accept that receipt of documents will not be acknowledged.

8                                                                                          I accept that Trustee reserves the right, at its discretion, to treat as effective any Cashless Exercise Form which is not correctly completed and to treat any Cashless Exercise Form received after 3.00 p.m. (London time) on 15 April 2004 as having been received before 3.00 p.m. (London time) on 15 April 2004.